UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 4, 2005

T REIT, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Virginia	0-49782	52-2140299
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1551 N. Tustin Avenue, Suite 200, Santa Ana, California		92705
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	877-888-7348

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On November 4, 2005, TREIT-University Heights, LP, a wholly-owned subsidiary of T REIT, Inc. (the "Company"), entered into an agreement on behalf of the Company for the sale of the University Heights property in San Antonio, Texas to Adler Realty Investments, Inc., an unaffiliated third party, for a sales price of $8,200,000. The Company, through its wholly-owned subsidiary, owns a 100% interest in the property. The sale, which is subject to customary closing conditions, is expected to close in the first quarter of 2006. A disposition fee will be paid to Triple Net Properties Realty, Inc. ("Realty"), an affiliate of our advisor, Triple Net Properties, LLC, upon the sale of the property in the amount of $246,000, or 3% of the sales price, of which 75% will be passed through to our advisor pursuant to an agreement between our advisor and Realty. Sales commissions will be paid to unaffiliated brokers in the amount of $246,000, or 3% of the sales price. We expect this transaction to close during the first quarter of 2006. The full text of the Agreement for Purchase and Sale of Real Property and Escrow Instructions is attached as Exhibit 10.1 to this report and is incorporated by reference into this Item 1.01.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

No. 10.1. Agreement for Purchase and Sale of Real Property and Escrow Instructions dated November 4, 2005 by and between TREIT-University Heights, LP and Adler Realty Investments, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

T REIT, Inc.

November 8, 2005	By:	/s/ JACK R. MAURER

Name: JACK R. MAURER
Title: Chief Executive Officer and President

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Exhibit Index

Exhibit No.	Description

10.1	Agreement for Purchase and Sale of Real Property and Escrow Instructions dated November 4, 2005 by and between TREIT-University Heights, LP and Adler Realty Investments, Inc.